Exhibit 10.5

AMERICAN STEM CELL

11300 W. Olympic Blvd., Suite 800, Los Angeles, California 90064

August 22, 2005

William Adams Accountancy Corporation

711 Linda Flora Drive

Los Angeles, California 90049

Dear William,

RE:  Advisory Agreement

This letter sets out the general terms and conditions of our agreement respecting the financial services to be provided by Williams Adams Accountancy Corporation and William B. Adams on behalf of American Stem Cell Corporation ("ASC").

ASC to retain the advisory services of William Adams Accountancy Corporation ("Adams") for the provision of financial and general accounting services and William B. Adams as its Chief Financial Officer, to assist the Company to prepare all matters relating to its financial affairs and in the further development of corporate matters under the following general terms:

a)

This agreement shall be effective commencing  August 1, 2005 for a term of 18 months.

b)

Adams shall be paid a monthly fee equal to the sum of US$2,500.00 until such time as ASC completes its acquisition of Lifeline Cell Technologies, at which point the fee will be re-negotiated as the parties may agree.  Should ASC lack sufficient funds to make timely monthly payments, Adams has agreed to accrue debt until such time as payment may be made by way of cash, or exchange for shares, or other such means, as may be mutually acceptable.

c)

Payment of all reasonable personal expenses incurred in the course of business on behalf of ASC.

d)

If required by the regulatory authorities, the parties agree to enter into a formal agreement respecting this transaction which formal agreement will contain all representations, warranties and conditions normally included in formal agreements respecting transactions of this nature and all parties will be responsible for their own costs, including legal costs associated with this transaction.

e)

The agreement may be extended at any time after 18 months by resolution of the Board of Director's of ASC and Adams.

f)

The allocation of finder's fee warrants and employee incentive stock options may from time to time be negotiated as success fees against future achievement milestones, including but not limited to: the completion of new business acquisitions; financing for working capital requirements; and the receipt of first revenues.

If these terms are acceptable, please indicate your agreement by signing below.  Upon receipt of  an executed copy of this agreement, we will prepare resolutions for Board approval and ratification.

We look forward to a long and rewarding relationship.

Yours truly,

Kenneth F. Swaisland

President and CEO

AGREED AND ACCEPTED:

William Adams Accountancy Corporation

_________________________

William B. Adams, President

_________________________

Date